Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60763, 333-80317, 333-87673, 333-93457, 333-33170, 333-41110, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-71338, 333-90862, and 333-107882, and Form S-3 No. 333-90903) of our reports dated January 27, 2004 (except for Notes 13 and 16, as to which the date is March 12, 2004) with respect to the consolidated financial statements and financial statement schedule of Broadcom Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Orange County, California
March 12, 2004